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                                                                      EXHIBIT 11



                              VIVRA INCORPORATED
                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)



                                                             Three Months Ended                 Six Months Ended
                                                                  May 31,                           May 31,
                                                           1995             1994              1995             1994
Primary:
  Average shares outstanding                              23,670           20,473            22,510           20,391
  Stock options granted to employees, based on
    the treasury-stock method using average
    market price                                             436*             500*              523*             516*
                                                        --------        ---------         ---------       ----------
  Total                                                   24,106           20,973            23,033           20,907
Earnings:
  Continuing operations                                   $9,920           $7,403           $18,389          $14,243
  Gain on sale of discontinued operations                      -                -                 -              697
                                                        --------        ---------         ---------       ----------
  Net earnings                                            $9,920           $7,403           $18,389          $14,940
Earnings per share:
  Continuing operations                                     $.42             $.36              $.82             $.70
  Gain on sale of discontinued operations                      -                -                 -              .03
                                                        --------        ---------         ---------       ----------
  Net earnings                                              $.42             $.36              $.82             $.73
Fully diluted:
  Average shares outstanding                              23,670           20,473            22,510           20,391
  Stock options granted to employees, based on
    the treasury-stock method using quarter end
    market price, if higher than average market
    price                                                    448*             500*              528*             490*
                                                        --------        ---------         ---------       ----------
  Total                                                   24,118           20,973            23,038           20,881
Earnings:
  Continuing operations                                   $9,920           $7,403           $18,389          $14,243
  Gain on sale of discontinued operations                      -                -                 -              697
                                                        --------        ---------         ---------       ----------
  Net earnings                                            $9,920           $7,403           $18,389          $14,940
Earnings per share:
  Continuing operations                                     $.42             $.36              $.82             $.70
  Gain on sale of discontinued operations                      -                -                 -              .03
                                                        --------        ---------         ---------       ----------
  Net earnings                                              $.42             $.36              $.82             $.73





* As the dilutive Common Stock equivalents are less than 3% of the weighted average outstanding shares, they have not been included in the computation of earnings per share as shown in the Condensed Consolidated Financial Statements.





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